Exhibit 5.2

505 Montgomery Street, Suite 2000
San Francisco, California 94111-6538
Tel: +1.415.391.0600 Fax: +1.415.395.8095
www.lw.com
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May 1, 2008
AMB Property, L.P.
AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
Re:	Registration Statement No. 333-135210, $325,000,000 Aggregate Principal Amount of 6.300% Series C Medium Term Notes due 2013
Ladies and Gentlemen:
     We have acted as special counsel to AMB Property, L.P., a Delaware limited partnership (the “Company”), and AMB Property Corporation, a Maryland corporation (the “Guarantor”), in connection with the issuance of $325,000,000 aggregate principal amount of the Company’s 6.300% Series C Medium Term Notes due 2013 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) pursuant to: (i) the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2006 (File No. 333-135210) (as so filed and as amended, the “Registration Statement”); (ii) a base prospectus dated July 5, 2006 (the “Base Prospectus”); (iii) a prospectus supplement dated August 10, 2006 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) a pricing supplement dated April 28, 2008 filed with the Commission pursuant to Rule 424(b) under the Act (the “Pricing Supplement”); and (v) a distribution agreement dated August 10, 2006 by and among Morgan Stanley & Co. Incorporated, the other Agents party thereto, the Operating Partnership and the Guarantor (the “Distribution Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies

May 1, 2008

within any state. Various matters concerning Maryland law are addressed in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, separately provided to you, and we express no opinion with respect to those matters.
     Subject to the foregoing and the other matters set forth herein, as of the date hereof,
     1. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, when executed, issued and authenticated in accordance with the terms of the Indenture, the Prospectus and the Pricing Supplement, and delivered to and paid for by the purchasers thereof in accordance with the terms of the Distribution Agreement, the execution, delivery and performance of the Notes will have been duly authorized by all necessary limited partnership action of the Operating Partnership, the Notes will have been duly executed and delivered by the Operating Partnership and the Notes will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.
     2. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Operating Partnership, upon due execution, issuance and authentication of the Notes in accordance with the terms of the Indenture, the Prospectus and the Pricing Supplement and delivery and payment therefor in accordance with the terms of the Distribution Agreement, the Guarantees will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law (except for the validity under the laws of the State of New York, but subject to mandatory choice of law rules and constitutional limitations, of provisions of the Indenture which expressly choose New York as the governing law for the Indenture), jurisdiction, venue, arbitration, remedies, or judicial relief; (c) the waiver of rights or defenses contained in Section 514 of the Indenture; (d) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (e) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; and (f) the severability, if invalid, of provisions to the foregoing effect.

May 1, 2008

     With your consent, to the extent that the obligations of the Company and the Guarantor under the Indenture, the Notes and the Guarantees (collectively, the “Documents”) may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each of the parties to the Documents other than the Operating Partnership (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Document; (ii) with respect to each of the parties to the Documents other than the Operating Partnership and the Guarantor, each Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Notes and the Guarantees have been duly authorized for issuance by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership; (iv) the Indenture has been duly authorized by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership and has been duly executed and delivered by the Guarantor on its own behalf and in its capacity as the general partner of the Operating Partnership; (v) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) all parties to the Documents other than the Operating Partnership and the Guarantor have complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 1, 2008 and to the reference to our firm contained in the Prospectus under the heading “Validity and Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP